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                      April 20, 2023

       Brian Ochocki
       Chief Financial Officer
       Air T, Inc.
       5930 Balsom Ridge Road
       Denver, North Carolina 28037

                                                        Re: Air T, Inc.
                                                            Form 10-K for the
Fiscal Year ended March 31, 2022
                                                            Filed June 28, 2022
                                                            File No. 001-35476

       Dear Brian Ochocki:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation